UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2003

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202-2412

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

Kindred Healthcare, Inc. (the “Company”) has announced that it has acquired ten unprofitable facilities formerly leased from Ventas, Inc. (“Ventas”) for $85 million in cash. The Company intends to dispose of these properties as soon as practicable.

The transaction involved eight nursing centers and two hospitals (collectively, the “Facilities”). In the transaction, the Company paid $79 million to purchase the Facilities and $6 million in lease termination fees. The current annual rent of approximately $5 million on the Facilities terminated on the closing of the transaction. The Company financed its obligations through the use of existing cash.

The Company intends to dispose of the Facilities as soon as practicable. The Company has targeted June 30, 2004 to complete the divestiture of all of the Facilities. The Company expects to generate between $30 million and $40 million in proceeds from the sales of the Facilities. For the nine months ended September 30, 2003, the Facilities generated pretax losses of approximately $15 million.

The Company expects to record a loss on the proposed transaction equal to the difference between the total consideration paid to Ventas and the estimated fair value of the assets acquired. The estimation of the fair value of the assets acquired and related loss will be determined in conjunction with the Company’s ongoing divestiture negotiations with third parties. The operations of the Facilities will be accounted for as discontinued operations.

This Form 8-K includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding the Company’s expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “will,” “intend,” “may” and other similar expressions, are forward-looking statements.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Factors that may affect the Company’s plans or results include, without limitation, (a) the Company’s ability to operate pursuant to the terms of its debt obligations and its master lease agreements with Ventas; (b) the Company’s ability to meet its rental and debt service

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obligations; (c) adverse developments with respect to the Company’s results of operations or liquidity; (d) the Company’s ability to attract and retain key executives and other healthcare personnel; (e) increased operating costs due to shortages in qualified nurses and other healthcare personnel; (f) the effects of healthcare reform and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare industry; (g) changes in the reimbursement rates or methods of payment from third party payors, including the Medicare and Medicaid programs and the prospective payment system for long-term acute care hospitals; (h) national and regional economic conditions, including their effect on the availability and cost of labor, materials and other services; (i) the Company’s ability to control costs, particularly labor and employee benefit costs; (j) the Company’s ability to comply with the terms of its Corporate Integrity Agreement; (k) the Company’s ability to integrate operations of acquired facilities; (l) the increase in the costs of defending and insuring against professional liability claims and the Company’s ability to predict the estimated costs related to such claims; (m) the Company’s ability to successfully reduce (by divestiture or otherwise) its exposure to professional liability claims, and (n) the Company’s ability to successfully dispose of the Facilities. Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Item 7. Financial Statements and Exhibits.

(a)    Financial statements of businesses acquired.

Not applicable.

(b)    Pro forma financial information.

Not applicable.

(c)    Exhibits.

Exhibit 99.1 – Press Release dated December 11, 2003.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: December 12, 2003	By:	/s/ Richard A. Lechleiter

Richard A. Lechleiter Senior Vice President, Chief Financial Officer and Treasurer

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